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                                                                       Exhibit 2



                               AMENDMENT NO. 1 TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     This Amendment No. 1 to Amended and Restated Rights Agreement (this "Amendment") dated September 25, 2006, is by and between The Brink's Company, a Virginia corporation (the "Company") and American Stock Transfer & Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. The Company and Equiserve Trust Company, N.A. (the "Predecessor Agent") are parties to an Amended and Restated Rights Agreement dated September 1, 2003 (the "Rights Agreement").

B. The Company wishes to remove the Predecessor Agent and appoint AST as rights agent pursuant to Section 22 of the Rights Agreement and to amend the Rights Agreement as provided herein.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

D. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Rights Agreement.

                                    AGREEMENT

     NOW   THEREFORE,   in   consideration   of  the   foregoing  and  of  other
consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   The  amount "$100  million  dollars" at the  end of the  fifth sentence  of
     Section 22 of the Rights Agreement shall be replaced with the amount "$25 million dollars".

2. The Company hereby appoints AST as rights agent pursuant to Section 22 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 22 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the effective date hereof, each and every reference in the Rights Agreement to the "Rights Agent" shall be deemed to be a reference to AST or any successor thereto.


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5.   The  address for  notice to  the Rights  Agent at the  end  of  the  second sentence of Section 26 of the Rights Agreement shall be replaced with the following address:

                          American Stock Transfer & Trust Company
                          59 Maiden Lane
                          New York, NY  10038

                          Attention:  Corporate Trust Department

6. Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

7. This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall together constitute one and the same document, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth; provided, however, that to the extent this Amendment applies to provisions of sections of the Rights Agreement that, pursuant to the terms of the Rights Agreement, are to be governed by and construed in accordance with the laws of the State of New York, such provisions shall be so governed.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date indicated above.



                               THE BRINK'S COMPANY

                               By:    /s/ Robert T. Ritter
                                   ---------------------------------------------

                               Name:  Robert T. Ritter
                                      Vice President and Chief Financial Officer

                               AMERICAN STOCK TRANSFER &
                               TRUST COMPANY

                               By:     /s/ Yehuda L. Neuberger
                                  ----------------------------

                               Name:  Yehuda L. Neuberger
                                      Senior Vice President